Exhibit 99.1

For Immediate Release

Investor/Media Contact:  Dave Prichard

                               608-278-6141

Spectrum Brands Holdings Reports Fiscal 2015 First Quarter Results

Reaffirms Outlook for 6th Consecutive Year of Record Performance in Fiscal 2015

Net Cash Provided from Operating Activities after Purchases of Property, Plant and Equipment (Free Cash Flow) Expected to Grow to approximately $400 Million in Fiscal 2015 versus $359 Million in Fiscal 2014 and $254 Million in Fiscal 2013

Middleton, WI, February 4, 2015 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today reported fiscal 2015 first quarter results for the period ended December 28, 2014, and reiterated its outlook for a sixth consecutive year of record financial performance in fiscal 2015.

Early in the second quarter of fiscal 2015, the Company completed accretive, bolt-on acquisitions of the IAMS and Eukanuba European pet food business and Salix Animal Health, the world’s largest vertically integrated dog treat company.

Earlier this week, the Company’s global battery business announced the North American launch of Rayovac’s FUSION, its highest-performance and longest-lasting alkaline battery that is designed to meet the needs and wants of the “Always On” consumer.

Fiscal 2015 First Quarter Highlights:

•

Net sales of $1.07 billion in the first quarter of fiscal 2015 compared to $1.10 billion last year.  Excluding the negative impact of $38.0 million of foreign exchange, net sales of $1.11 billion increased 0.5 percent from the prior year.

•	Net sales in the first quarter of fiscal 2015 increased in the low single-digit range versus fiscal 2014 after adjusting for the negative impacts of foreign currency and significant port slowdowns.
•	Net income of $49.8 million and diluted earnings per share of $0.94 in the first quarter of fiscal 2015 compared to net income of $54.3 million and diluted earnings per share of $1.03 in fiscal 2014.
•	Adjusted diluted earnings per share, a non-GAAP measure, of $1.07 in the first quarter of fiscal 2015 compared to $1.09 last year. See Table 4 for a reconciliation to GAAP earnings per share.
•

Adjusted EBITDA, a non-GAAP measure, of $175.8 million in the first quarter of fiscal 2015 compared to $178.8 in fiscal 2014.    Excluding the negative impact of foreign exchange of $11.1 million, adjusted EBITDA of $186.9 million increased 4.5 percent versus the prior year’s quarter.    See Table 5 for a reconciliation to GAAP net income.

•

Adjusted EBITDA margin, a non-GAAP measure, in the first quarter of fiscal 2015 improved to 16.5 percent compared to 16.2 percent in the year-ago quarter.  See Table 5 for a reconciliation to GAAP net income.

•

Spectrum Brands issued $250 million of 6.125% senior notes due 2024 and issued a new tranche under its existing term loan facility in the amount of €150 million in the first quarter of fiscal 2015, the net proceeds of which have been used to repay certain amounts drawn under the Company’s revolving credit facility, to fund acquisitions and for general corporate purposes.

•	In January 2015 Spectrum Brands’ Board of Directors approved a 10 percent increase in the quarterly common stock dividend rate to $0.33, effective with the March 2015 payment.
•

The Company acquired Tell Manufacturing on October 1, 2014 and, in the first month of the second fiscal quarter of 2015, completed the acquisitions of the European IAMS and Eukanuba pet food business and Salix Animal Health.

•

Fiscal 2015 net cash provided from operating activities after purchases of property, plant and equipment (free cash flow, a non-GAAP measure) is expected to be approximately $400 million compared to $359 million in fiscal 2014 and $254 million in fiscal 2013.  See Table 6 for a reconciliation to GAAP Cash Flow from Operating Activities.

“We delivered a solid first quarter,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “Our Home and Garden business reported a record first quarter, our small appliances business delivered a solid performance, and Europe was again a bright spot with solid constant currency growth in batteries, personal care and small appliances. These results were achieved in the face of a significant negative impact from foreign exchange and lower sales and margin from prolonged port delays.

“Our sales grew in the low single-digit range on a constant currency basis and after adjusting for an estimated negative revenue impact of $20 million from the port delays in our HHI, appliances and pet businesses,” Mr. Lumley said.  “Our gross margin improved even in the face of these challenges, and we are pleased that our adjusted EBITDA margin expanded in the first quarter.

“Cost improvement savings were significant in the first quarter, enabling us to more than offset higher product costs and continue to invest in new products, such as our exciting Rayovac FUSION  North American alkaline battery launch we announced earlier this week,” Mr. Lumley said.  “We responded early in the quarter with strong expense controls as the port delays and foreign exchange quickly impacted our first quarter sales.

“We made significant progress in the first quarter in our move to a more efficient global operating structure by combining like global businesses and implementing additional streamlining across the entire organization,” Mr. Lumley said.  “These restructuring initiatives are helping us offset foreign currency headwinds and cost and pricing pressures in fiscal 2015.

“In the first quarter and early in the second quarter, we completed three strategically important and accretive tuck-in acquisitions in our HHI and pet businesses – Tell, the IAMS and Eukanuba European pet food business and Salix Animal Health – that will supplement our growth this year from new products with better features, new retailers, distribution and market share gains, cross-selling and

e-commerce,” Mr. Lumley said.  “We continue to expect another year of record results in fiscal 2015 and remain focused on growing our adjusted EBITDA and margin, which increased to 16.5 percent in the first quarter, and maximizing sustainable free cash flow.”

Fiscal 2015 First Quarter Consolidated Financial Results

Consolidated net sales of $1.07 billion in the first quarter of fiscal 2015 compared to $1.10 billion in fiscal 2014.  Revenues were negatively impacted by $38.0 million of foreign exchange. In addition, revenues in the HHI, appliances and pet supplies businesses were negatively affected by the port delays. Excluding the negative foreign exchange impact, net sales of $1.11 billion in the first quarter of fiscal 2015 increased 0.5 percent from the prior year.  The Company’s first quarter revenues increased in the low single-digit range after adjusting for the negative impacts of foreign currency and port disruptions.

Gross profit and gross profit margin in the first quarter of fiscal 2015 were $370.2 million and 34.7 percent, respectively, compared to $381.2 million and 34.6 percent, respectively, last year.  The gross profit margin percentage increased 10 basis points quarter-over-quarter primarily due to mix and cost improvements, partially offset by product cost increases and pricing.

Operating expenses of $254.6 million in the first quarter of fiscal 2015 fell versus $256.3 million in the prior year.  The decrease was due to a reduction in SG&A expenses offset by higher restructuring, acquisition and integration related charges.

The Company reported GAAP net income of $49.8 million, or $0.94 diluted income per share, in the first quarter of fiscal 2015 on average diluted shares and common stock equivalents outstanding of 53.1 million. In fiscal 2014, the Company reported GAAP net income of $54.3 million, or $1.03 diluted income per share, on average diluted shares and common stock equivalents outstanding of 52.7 million. Adjusted for certain items in both fiscal years, which are presented in Table 4 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share, a non-GAAP measure, of $1.07 in fiscal 2015 compared to $1.09 in fiscal 2014.

Adjusted EBITDA, a non-GAAP measure, of $175.8 million in the first quarter of fiscal 2015 compared to $178.8 million in fiscal 2014.  The HHI, small appliances, personal care, and home and garden businesses reported increased adjusted EBITDA quarter-over-quarter.  Excluding the negative impact of foreign exchange of $11.1 million, adjusted EBITDA of $186.9 million increased 4.5 percent versus the prior year’s quarter.  The adjusted EBITDA margin improved to 16.5 percent compared to 16.2 percent last year.  Adjusted EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends.  See Table 5 for a reconciliation to GAAP net income.

Fiscal 2015 First Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2015 first quarter net sales of $636.5 million versus $659.3 million in the year-ago quarter.  Revenues were negatively affected by approximately $4 million due to port delays.  Excluding the negative foreign exchange impact of $31.7 million, fiscal 2015 first quarter net sales increased 1.3 percent.  On a constant currency basis, higher net sales for the personal care and small appliances product categories more than offset lower battery revenues.

Global battery net sales of $240.2 million in the first quarter of fiscal 2015 compared to $264.5 million in the first quarter of fiscal 2014.  Excluding the negative foreign exchange impact of $13.2 million, fiscal 2015 first quarter net sales decreased 4.2 percent. North American battery net sales decreased due to very competitive promotions and discounts which reduced retailer POS by 3 percent to 6 percent during the holiday season, coupled with customer inventory reduction initiatives and the timing of holiday shipments. In Europe, strong VARTA® battery growth was attributable to new retail customers, increased volumes and promotions. Latin American battery revenues also increased on a constant currency basis.

Net sales for the global personal care product category of $172.5 million in the first quarter of fiscal 2015 compared to $178.1 million last year.  Excluding the negative foreign exchange impact of $11.0 million, fiscal 2015 first quarter net sales increased 3.0 percent.  On a constant currency basis, increased personal care net sales in Europe and Latin America from a combination of new product launches, new retail customers and geographic expansion more than offset lower North American revenues.

Net sales of $223.8 million in the global small appliances product category in the first quarter of fiscal 2015 increased 3.2 percent compared to $216.8 million in the year-ago quarter.  Higher North American sales were driven by promotions and new product introductions. European revenues increased due to new products and customer gains. Excluding the negative foreign exchange impact of $7.6 million, fiscal 2015 first quarter net sales increased 6.7 percent.

With segment net income, as adjusted, of $88.2 million versus $93.1 million in the prior year, the Global Batteries & Appliances segment reported adjusted EBITDA of $112.1 million in the first quarter of fiscal 2015 versus $114.2 million in the year-ago quarter.  Excluding the negative foreign exchange impact of $10.2 million, adjusted EBITDA in the first quarter of fiscal 2015 grew 7.1 percent.  See Table 5 for a reconciliation to GAAP net income.

Hardware & Home Improvement

The Hardware & Home Improvement (HHI) segment reported net sales of $271.2 million in the first quarter of fiscal 2015 compared to $278.4 million in the prior year’s quarter.  The revenue decline was predominantly attributable to port delays which had a negative impact on net sales of approximately $12 million in the U.S. residential security category.  Partially offsetting the port impacts were incremental sales of $9.8 million as a result of the Tell Manufacturing acquisition. Growth in the U.S. plumbing category partially offset a decline in builder’s hardware revenues. Excluding the negative impact of foreign exchange of $3.2 million and the port delays, net sales increased 2.9 percent in the first quarter of fiscal 2015.

The segment reported net income, as adjusted, of $38.5 million in the first quarter of fiscal 2015 compared to $35.7 million in the prior year’s first quarter.  Adjusted EBITDA in the first quarter of fiscal 2015 increased to $51.9 million versus $49.6 million last year primarily due to strong expense controls and the positive impact of the Tell acquisition. While the foreign exchange impact on adjusted EBITDA was not material in the first quarter, the port delays negatively impacted adjusted

EBITDA by $5.5 million. Excluding the port delay impact, adjusted EBITDA grew 15.7 percent in the first quarter.  See Table 5 for a reconciliation to GAAP net income.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $120.6 million in the first quarter of fiscal 2015 compared to $129.1 million last year.  Net sales were impacted by $3.1 million of negative foreign exchange as well as approximately $4 million due to the port delays.  The decrease was attributable to continued aquatics category softness in North America and in Europe to the ongoing negative impact of distribution challenges in Russia which have prevented aquatics deliveries into that country, a situation that has been resolved for the second quarter.  Companion animal net sales were essentially unchanged.

Segment net income, as adjusted, was $2.7 million in the first quarter of fiscal 2015 versus $12.5 million in the first quarter of fiscal 2014.  First quarter adjusted EBITDA of $13.0 million decreased from $20.4 million in fiscal 2014 due to the lower aquatics category sales, including the effect of the Russian distribution challenges, and higher trade investments. The foreign exchange impact on adjusted EBITDA was not material.  See Table 5 for a reconciliation to GAAP net income.

Home and Garden

The Home and Garden segment reported record first quarter results.  Fiscal 2015 first quarter net sales of $39.5 million increased 16.9 percent compared to $33.8 million in the year-ago quarter.  The improvement was due primarily to higher net sales in the outdoor repellents and household controls categories.

The segment reported fiscal 2015 first quarter net income, as adjusted, of $0.9 million versus a net loss of $1.2 million in the prior year’s quarter.  Record first quarter adjusted EBITDA of $6.0 million increased 252.9 percent versus $1.7 million a year ago. The fiscal 2015 first quarter adjusted EBITDA margin of 15.2 percent more than tripled compared to 5.0 percent in the prior year driven by increased sales leverage, market share gains and new products. See Table 5 for a reconciliation to GAAP net income.

Liquidity and Debt

The Company completed its fiscal 2015 first quarter on December 28, 2014 with a solid liquidity position, including a cash balance of approximately $408 million and $236 million available on its ABL facility.  During the first quarter of fiscal 2015, Spectrum Brands issued €150 million of term debt and $250 million of senior unsecured notes, and used the proceeds for acquisitions, working capital and general corporate purposes. As of the end of the fiscal 2015 first quarter, the Company had approximately $3,416 million of debt outstanding.

Fiscal 2015 Outlook

Spectrum Brands expects fiscal 2015 net sales, as reported, to increase in the low to mid-single digit range compared to fiscal 2014, including the positive impact of the acquisitions of Tell Manufacturing on October 1, 2014, the European pet food business on December 31, 2014 and Salix Animal Health on January 16, 2015, along with an anticipated negative impact from foreign exchange of approximately 5 percent to 6 percent.

Fiscal 2015 free cash flow is projected to be approximately $400 million. Fiscal 2015 free cash flow is expected to be negatively impacted by foreign exchange, a modest increase in capital expenditures and the restructuring initiatives. Capital expenditures, which were $73 million in fiscal 2014, are expected to be in the range of $75 million to $85 million. These incremental investments are expected to increase both the Company’s margin structure and accelerate its organic sales growth rate in future years.

Conference Call/Webcast Scheduled for 4:30 P.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 4:30 p.m. Eastern Time today, February 4.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 63693962.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Wednesday, February 18.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, George Foreman®,

Black + Decker®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS®, Eukanuba®, Healthy-Hide®, Digest-eeze™, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $4.43 billion in fiscal 2014. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends.  In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  See attached Table 4, “Reconciliation of GAAP Diluted Income Per Share to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share, and see attached Table 5, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months ended December 28, 2014 versus the three months ended December 29, 2013.  See attached Table 6, “Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ending September 30, 2015.  Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.  Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2015 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,”

“should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands, Procter & Gamble’s European pet food business, and other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

# # #

Table 1

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Operations

For the three months ended December 28, 2014 and December 29, 2013

(Unaudited)

($ in millions, except per share amounts)

	THREE MONTHS

	F2015	F2014	INC %
Net sales	$1,067.8	$1,100.6	(3.0)%
Cost of goods sold	697.4	717.7
Restructuring and related charges	0.2	1.7
Gross profit	370.2	381.2	(2.9)%

Selling	159.8	164.2
General and administrative	68.3	73.0
Research and development	11.2	10.8
Acquisition and integration related charges	8.1	5.5
Restructuring and related charges	7.2	2.8
Total operating expenses	254.6	256.3
Operating income	115.6	124.9
Interest expense	44.4	57.0
Other expense, net	0.7	0.8
Income from continuing operations before income taxes	70.5	67.1
Income tax expense	20.5	12.7
Net income	50.0	54.4
Less: Net income attributable to non-controlling interest	0.2	0.1
Net income attributable to controlling interest	$49.8	$54.3
Average shares outstanding (a)	52.8	52.4

Basic income per share attributable to controlling interest	$0.94	$1.04

Average shares and common stock equivalents outstanding (a)	53.1	52.7

Diluted income per share attributable to controlling interest	$0.94	$1.03

Cash dividends declared per common share	$0.30	$0.25

(a)	Per share figures calculated prior to rounding.

Table 2

SPECTRUM BRANDS HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows

For the three months ended December 28, 2014 and December 29, 2013

(Unaudited)

($ in millions)

	THREE MONTHS ENDED
	2015	2014
Cash flows from operating activities:
Net income	$50.0	$54.4
Adjustments to reconcile net income to net cash used by operating activities, net of effects of acquisitions:
Depreciation	18.4	17.9
Amortization of intangibles	20.5	20.2
Amortization of unearned restricted stock compensation	5.6	6.6
Amortization of debt issuance costs	2.5	2.6
Non-cash increase to cost of goods sold due to Tell acquisition inventory step up	0.8	—
Write off unamortized discount on retired debt	—	2.8
Write off of debt issuance costs	—	6.4
Other non-cash adjustments	4.2	1.4
Net changes in operating assets and liabilities	(248.6)	(248.3)
Net cash used by operating activities	(146.6)	(136.0)
Cash flows from investing activities:
Purchases of property, plant and equipment	(14.2)	(15.9)
Acquisition of Tell Manufacturing, net of cash acquired	(29.2)	—
Proceeds from sales of property, plant and equipment	1.1	—
Other investing activities	(0.9)	—
Net cash used by investing activities	(43.2)	(15.9)
Cash flows from financing activities:
Proceeds from issuance of Term Loan, net of discount	—	523.7
Proceeds from issuance of 6.125% Notes	250.0	—
Proceeds from Euro Term Loan Tranche B	185.4	—
Payment of senior credit facilities, excluding ABL revolving credit facility	—	(513.3)
Debt issuance costs	(6.1)	(4.7)
Other debt financing, net	8.5	4.1
Reduction of other debt	(1.8)	(0.5)
ABL revolving credit facility, net	—	110.0
Cash dividends paid	(15.9)	(13.2)
Treasury stock purchases	(8.5)	(4.5)
Share based tax withholding payments, net of proceeds upon vesting	(1.7)	(24.7)
Net cash provided by financing activities	409.9	76.9
Effect of exchange rate changes on cash and cash equivalents	(6.3)	(0.5)
Net increase (decrease) in cash and cash equivalents	213.8	(75.5)
Cash and cash equivalents, beginning of period	194.6	207.3
Cash and cash equivalents, end of period	$408.4	$131.8

Table 3

SPECTRUM BRANDS HOLDINGS, INC.

Supplemental Financial Data

As of and for the three months ended December 28, 2014 and December 29, 2013

(Unaudited)

($ in millions)

Supplemental Financial Data	F2015	F2014
Cash and cash equivalents	$408.4	$131.8
Trade receivables, net	$489.7	$524.0
Days Sales Outstanding (a)	41.1	43.0
Inventory	$701.9	$683.3
Inventory Turnover (b)	4.0	4.0
Total debt	$3,415.5	$3,366.3

	THREE MONTHS

Supplemental Cash Flow Data	F2015	F2014
Depreciation and amortization, excluding amortization of debt issuance costs	$44.5	$44.7
Capital expenditures	$14.2	$15.9

	THREE MONTHS

Supplemental Segment Sales & Profitability	F2015	F2014
Net Sales
Global Batteries & Appliances	$636.5	$659.3
Hardware & Home Improvement	271.2	278.4
Global Pet Supplies	120.6	129.1
Home and Garden	39.5	33.8
Total net sales	$1,067.8	$1,100.6

Segment Profit
Global Batteries & Appliances	$96.6	$97.2
Hardware & Home Improvement	38.9	40.0
Global Pet Supplies	5.6	13.0
Home and Garden	2.8	(1.2)
Total segment profit	143.9	149.0

Corporate	12.8	14.1
Acquisition and integration related charges	8.1	5.5
Restructuring and related charges	7.4	4.5
Interest expense	44.4	57.0
Other expense, net	0.7	0.8
Income from continuing operations before income taxes	$70.5	$67.1

(a)	Reflects actual days sales outstanding at end of period.

(b)	Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 4

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Diluted Income Per Share to Adjusted Diluted Earnings Per Share

For the three months ended December 28, 2014 and December 29, 2013

(Unaudited)

	THREE MONTHS

	F2015		F2014
Diluted income per share, as reported	$0.94		$1.03
Adjustments, net of tax:
Acquisition and integration related charges	0.10	(a)	0.07	(b)
Restructuring and related charges	0.09	(c)	0.05	(d)
Debt refinancing costs	—		0.14	(e)
Income taxes	(0.08)	(f)	(0.20)	(f)
Purchase accounting inventory adjustment	0.01	(g)	—
Other	0.01	(h)	—
	0.13		0.06

Diluted income per share, as adjusted	$1.07		$1.09

(a) For the three months ended December 28, 2014, reflects $5.3 million, net of tax, of Acquisition and integration related charges, as follows: (i) $2.1 million related to the acquisition of the HHI Business, consisting primarily of integration costs; (ii) $0.6 million related to the acquisition of The Liquid Fence Company, consisting primarily of other adjustments; (iii) $0.3 million related to the acquisition of Tell Manufacturing, Inc.; and (iv) $2.3 million related to other adjustments.

(b) For the three months ended December 29, 2013, reflects $3.6 million, net of tax, of Acquisition and integration related charges, as follows: (i) $2.7 million related to the acquisition of the HHI Business, consisting primarily of integration costs; and (ii) $0.9 million related to the acquisition of Shaser and other acquisition activity, consisting primarily of legal and professional fees.

(c) For the three months ended December 28, 2014, reflects $4.8 million, net of tax, of Restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in Fiscal 2013.

(d) For the three months ended December 29, 2013, reflects $2.9 million, net of tax, of Restructuring and related charges primarily related to the Global Expense Rationalization Initiatives announced in Fiscal 2013 and HHI Business initiatives implemented prior to the acquisition.

(e) For the three months ended December 29, 2013, reflects $7.3 million, net of tax, related to financing fees and the write off of unamortized debt issuance costs and original issue discount in connection with the replacement of the Company's Term Loan.

(f) For the three months ended December 28, 2014 and December 29, 2013, reflects adjustments to income tax expense of $(4.2) million and $(10.8) million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(g) For the three months ended December 28, 2014, reflects a $0.5 million, net of tax, non-cash increase to cost of goods sold related to inventory fair value adjustments in conjunction with the acquisition of Tell Manufacturing, Inc.

(h) For the three months ended December 28, 2014, reflects adjustments of $0.7 million, net of tax, for costs related to a key executive onboarding and the accelerated amortization of stock compensation related to a retention agreement entered into with another key executive.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the three months ended December 28, 2014

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$88.3	$38.2	$2.7	$0.9	$(80.3)	$49.8
Net income (loss) attributable to non-controlling interest	(0.1)	0.3	—	—	—	0.2
Net income (loss), as adjusted (a)	88.2	38.5	2.7	0.9	(80.3)	50.0

Income tax expense	—	—	—	—	20.5	20.5
Interest expense	—	—	—	—	44.4	44.4
Acquisition and integration related charges	1.6	1.8	0.4	1.9	2.4	8.1
Restructuring and related charges	4.8	0.2	2.1	—	0.3	7.4
Tell inventory fair value adjustment	—	0.8	—	—	—	0.8
Other (b)	—	—	—	—	0.1	0.1

Adjusted EBIT	94.6	41.3	5.2	2.8	(12.6)	131.3
Depreciation and amortization (c)	17.5	10.6	7.8	3.2	5.4	44.5
Adjusted EBITDA	$112.1	$51.9	$13.0	$6.0	$(7.2)	$175.8

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Other relates to onboarding costs for a key executive.

(c)	Included within depreciation and amortization is amortization of stock based compensation.

Table 5

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

For the three months ended December 29, 2013

(Unaudited)

($ in millions)

	Global Batteries & Appliances	Hardware & Home Improvement	Global Pet Supplies	Home & Garden	Corporate / Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.
Net income (loss) attributable to controlling interest, as adjusted (a)	$93.2	35.5	$12.5	$(1.2)	$(85.7)	$54.3
Net income (loss) attributable to non-controlling interest	(0.1)	0.2	—	—	—	0.1
Net income (loss), as adjusted (a)	93.1	35.7	12.5	(1.2)	(85.7)	54.4

Income tax expense	—	—	—	—	12.7	12.7
Interest expense	—	—	—	—	57.0	57.0
Acquisition and integration related charges	1.8	2.2	—	—	1.5	5.5
Restructuring and related charges	2.3	1.2	0.3	—	0.7	4.5

Adjusted EBIT	97.2	39.1	12.8	(1.2)	(13.8)	134.1
Depreciation and amortization (b)	17.0	10.5	7.6	2.9	6.7	44.7
Adjusted EBITDA	$114.2	$49.6	$20.4	$1.7	$(7.1)	$178.8

Note: Amounts calculated prior to rounding.

(a)

It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and are presented within Corporate/Unallocated Items.

(b)	Included within depreciation and amortization is amortization of stock based compensation.

Table 6

SPECTRUM BRANDS HOLDINGS, INC.

Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow

For the year ending September 30, 2015

(Unaudited)

($ in millions)

Forecasted range:

Net Cash provided from Operating Activities	$475 - 485
Purchases of property, plant and equipment	(75) - (85)
Free Cash Flow	$400